Exhibit 99.1

For Immediate Release
Contact:
Debi Ethridge
Vice President, Finance & Investor Relations
dethridge@lodgian.com
(404) 365-2719
Lodgian Names Daniel E. Ellis President and Chief Executive Officer
Peter T. Cyrus Resigns as Interim President and Chief Executive Officer
and Member of Board of Directors
     ATLANTA, Ga., June 12, 2009—Lodgian, Inc. (Amex: LGN), one of the nation’s largest independent hotel owners and operators, today announced that Daniel E. (Dan) Ellis has been named president and chief executive officer and appointed to the board of directors. Concurrently, the company announced that Peter T. Cyrus has resigned from his positions as interim president and chief executive officer, and a member of the company’s board of directors, effective June 9, 2009.
     Dan Ellis has over 12 years of experience in the hospitality industry. He has been a member of the management team at Lodgian since 1999, holding positions of increasing responsibility during his tenure. Mr. Ellis has served as senior vice president, general counsel and secretary since 2002, and will remain the company’s general counsel. Between 1997 and 1999, he worked as an attorney in private practice where he concentrated on the representation of hotel owners. From 1995 to 1997, he served as Assistant District Attorney for the State of Georgia. Mr. Ellis holds a law degree from the University of Mississippi and a Masters of Business Administration from Mercer University.

Lodgian

     “On behalf of the board of directors, I want to thank Peter Cyrus for his two years of dedicated service to the company and wish him all the best in his future endeavors,” said Stewart Brown, chairman of the board. “We are excited about Dan’s new role as president and chief executive officer. His tenure with the company and extensive knowledge of its operations makes him well qualified to assume this role.”
About Lodgian
     Lodgian is one of the nation's largest independent hotel owners and operators. The company currently owns and manages a portfolio of 38 hotels with 7,079 rooms located in 22 states. Of the company’s 38-hotel portfolio, 18 are InterContinental Hotels Group brands (Crowne Plaza, Holiday Inn, Holiday Inn Select and Holiday Inn Express), 12 are Marriott brands (Marriott, Courtyard by Marriott, SpringHill Suites by Marriott, Residence Inn by Marriott and Fairfield Inn by Marriott), two are Hilton brands, and five are affiliated with other nationally recognized franchisors including Starwood, Wyndham and Carlson. One hotel is an independent, unbranded property, which is currently closed and held for sale. For more information about Lodgian, visit the company’s website: www.lodgian.com.
# # #